Pulse Biosciences, Inc. 8-K

Exhibit 10.1

PULSE BIOSCIENCES, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is entered into effective as September 20, 2022 (the “Amendment Date”) by and between Kevin Danahy (“Executive”) and Pulse Biosciences, Inc. (the “Company,” and together with Executive, the “Parties”).

WHEREAS, the Parties entered into an employment agreement dated February 9, 2022 (the “Employment Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Employment Agreement related to: (i) Executive’s base compensation; (ii) bonus; (iii) stock option grants; (iv) severance; and (iv) other benefits at termination.

NOW, THEREFORE, in considerations of the promises, mutual covenants, and above recitals, including Executive’s eligibility to receive substantially increased base compensation, the sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.	Section 1(a) of the Employment Agreement, titled “Position and Duties,” is hereby amended and restated in its entirety as follows:

“(a) Position and Duties. As of September 20, 2022 (the “Start Date”), Executive will serve as the Company’s Chief Executive Officer operating from the Company’s offices located in Hayward, California. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company. Executive also will serve the Company in such other or alternative positions as may reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”), which positions may include director and additional or other officer positions of the Company and subsidiaries of the Company. The period of Executive’s rendering of employment services under this Agreement is referred to herein as the “Employment Term.”

2.	Section 3 of the Employment Agreement, titled “Compensation,” is hereby amended and restated in its entirety as follows:

“(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $400,000.00 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically (but not less frequently than bi-monthly) in accordance with the Company’s normal payroll practices and be subject to the usual required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Annual Bonus. Executive will be eligible to receive an annual bonus of up to 100% of Executive’s base salary (the “Target Bonus”) less applicable withholdings, prorated for the period from the Start Date through the end of the Company’s fiscal year 2022, upon the attainment of annual designated corporate goals and milestones, in each case set and measured in the good faith discretion of the Board at a time consistent with the other executives of the Company. Executive’s eligibility, and the terms and conditions, for the Target Bonus will be documented and issued to Executive if and when approved by the Board. If awarded, the Target Bonus will be paid prior to the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned, provided that the Employment Term extends through the date of payment.

(c) Start Date Option. Subject to the approval of the Board, Executive will be granted an option (the “Start Date Option”) under the 2017 Inducement Equity Incentive Plan, as amended (the “Plan”), to acquire 300,000 shares of common stock of the Company. The Start Date Option will have an exercise price per share equal to the closing price of a share of the Company’s common stock at the date of grant. Subject to certain accelerated vesting provisions as described herein, (a) 1/3 of the option shares granted (100,000 option shares) will vest in four equal installments on each of the first four annual anniversaries of the Start Date, (b) 1/3 of the option shares (100,000 option shares) will vest upon the achievement of performance objectives established in good faith by the Compensation Committee, with vesting targets set at 25% (i.e., 25,000 option shares each) on each of the first four annual anniversaries of the Start Date, (c) 1/6 of the option shares (50,000 option shares) will vest in two equal installments on each of the third and fourth annual anniversaries of the Start Date, and (d) 1/6 of the option shares (50,000 option shares) will vest upon in two equal installments on each of the third and fourth annual anniversaries of the Start Date upon the achievement of performance objectives established in good faith by the Compensation Committee. All vesting of the Start Date Option is subject to the Executive continuing to be a Service Provider (as defined in the Plan) through each applicable vesting date (including any applicable vesting target achievement determination date). The Start Date Option, including vesting provisions, will be subject to the terms of the Plan and a stock option agreement thereunder. The Start Date Option was granted on or about February 14, 2022.

(d) Amendment Date Option. Separate from and in addition to the Start Date Option set forth in Section 3(c) above, subject to the approval of the Board, Executive will be granted an option (the “Amendment Date Option”) under the 2017 Equity Incentive Plan, as amended, to acquire 450,000 shares of common stock of the Company. The Amendment Date Option will have an exercise price per share equal to the closing price of a share of the Company’s common stock at the Amendment Date Option’s grant date. The Amendment Date Option will vest in four equal installments (of 112,500 option shares each) on each of the first four annual anniversaries of the Amendment Date. All vesting of the Amendment Date Option is subject to the Executive continuing to be a Service Provider (as defined in the 2017 Equity Incentive Plan) and employed under this Employment Agreement through each applicable vesting date. The Amendment Date Option, including vesting provisions, will be subject to the terms of the 2017 Equity Incentive Plan and a stock option agreement thereunder.

3.	Section 7(a)(i) of the Employment Agreement, titled “Severance Payment,” is hereby amended and restated in its entirety as follows:

(i) Severance Payment. Upon an Involuntary Termination, Executive will receive continuing payments of the Executive’s Base Salary (as in effect immediately prior to the Involuntary Termination) for twenty-four (24) months if the Involuntary Termination occurs within two (2) years from the Start Date, or for twelve (12) months if the Involuntary Termination occurs more than two (2) years from the Start Date. Executive will also receive a Target Bonus (if applicable) for the year of termination, prorated for the portion of the year served, subject to the good faith discretion of the Board of Executive’s attainment of the annual designated corporate goals and milestones. Executive acknowledges and agrees that the aforesaid continuing payments of Base Salary are the only severance payment he will receive upon an Involuntary Termination; Executive will not receive any Target Bonus, either for the year in which the termination occurs (pro rated or otherwise) or for the period during which severance payment is being made. The payment of any severance pursuant to this Section 7(a)(i) will be paid in accordance with the Company’s normal payroll practices and be subject to the usual required withholdings.

4.	Section 7(b) of the Employment Agreement, titled “Resignation without Good Reason; Termination for Cause; Disability,” is hereby amended and restated in its entirety as follows:

(b) Resignation without Good Reason; Termination for Cause; Disability. If Executive resigns (other than for Good Reason), or the Company terminates Executive’s employment for Cause, or Executive’s employment terminates upon Executive’s Disability, then (i) Executive will no longer vest in any Equity Award held by Executive, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will not be entitled to any severance or other benefits.

5.	Section 7(c) of the Employment Agreement, titled “Accrued Compensation,” is hereby amended and restated in its entirety as follows:

(c) Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) for whatever reason, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any this Employment Agreement.

6.	Clause (i) in Section 10(f) of the Employment Agreement, titled “Good Reason,” is hereby DELETED and replaced with “(i) the assignment to Executive of any duties beyond the generally recognized scope of employment of a company Chief Executive Officer or the reduction of Executive’s duties or the removal of Executive from Executive’s position and responsibilities as Chief Executive Officer either of which must result in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if the Executive is provided with an alternative executive-type position within the Company or its subsidiaries at the same or better compensation as proved herein, or that a reduction in duties (including no longer being chief executive officer of a public company), position or responsibilities is solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”;”.

7.	The words “Chief Executive Officer” in Section 14 of the Employment Agreement, titled “Business Opportunities,” is hereby DELETED.

8.	Section 17(d) of the Employment Agreement, titled “Entire Agreement,” is hereby amended and restated in its entirety as follows:

(d) Entire Agreement. This Agreement, together with the Plan, Option Agreement, the Confidential Information Agreement (and its exhibits), and any amendments to this Agreement, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

9.	Full Force and Effect. To the extent not expressly amended hereby, the Employment Agreement shall remain in full force and effect.

10.	Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

11.	Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, effective as of the date set forth above.

PULSE BIOSCIENCES, INC.	EXECUTIVE

/s/ Robert W. Duggan	/s/ Kevin Danahy
By: Robert W. Duggan	Kevin Danahy
Its: Executive Chairman	Date: September 23, 2022
Date: September 23, 2022

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